Exhibit 99.1

News Release

Media Line: 410 470-7433 www.constellationenergypartners.com

Media Contact:	Lawrence McDonnell
410 470-7433

Investor Contact:	Tonya Cultice
410 470-5619

Constellation Energy Partners Closes Acquisition of Non-Operating

Interest in Woodford Shale

BALTIMORE, April 3, 2008 – Constellation Energy Partners LLC (NYSE Arca: CEP) today announced that it has closed its previously announced acquisition of non-operating interest in producing wells located in the Woodford Shale in Oklahoma from an affiliate of its sponsor, Constellation Energy (NYSE: CEG), for a purchase price of $53.4 million, subject to post-closing purchase price adjustments. The acquisition was fully funded with debt from the company’s revolving credit facility.

“This transaction is another demonstration of our commitment to our acquisition growth strategy and distribution stability,” said Stephen Brunner, chief executive officer of Constellation Energy Partners. “The Woodford Shale provides us with a foothold in an up-and-coming geographic area and access to low-risk production with limited exposure to increased capital commitments, operating expenses and resource demands. By purchasing 100 percent proved developed producing wells we have further solidified our expected cash flows.”

The company also announced revisions to its reserve based lending facility and borrowing base, effective March 28, 2008. The company’s new borrowing base is $240 million, with the capacity to expand to $265 million upon consideration of the Woodford Shale asset.

“Our ability to fund the acquisition through debt while maintaining a strong coverage ratio demonstrates our continued focus on maintaining financial flexibility,” said Charles Ward, chief financial officer of Constellation Energy Partners. “We were able to execute an acquisition during difficult market conditions. By increasing our borrowing base at the time of the acquisition rather than when the asset base permits, we were able to proactively manage our costs to avoid the burden of fees and unnecessary carrying charges for unutilized funds.”

The company anticipates an additional expansion to the borrowing base during the second quarter 2008.

Operational Highlights

–	Non-operating interest in 83 producing wells located in Coal and Hughes Counties in Oklahoma

–	100 percent proved developed producing

–	Estimated proved reserves of 13.1 Bcfe (non-SEC reserve estimates internally calculated from third-party volume projections, as of Dec. 31, 2007 assuming a basis-adjusted price of $6.706 / MMbtu)

–	Current net production is estimated at approximately 4.9 million cubic feet per day

–	Average gross working interest of approximately 11.5 percent

–	Average net revenue interest of approximately 9.2 percent

–	90 percent of the wells are operated by affiliates of Devon Energy Co. and Newfield Exploration Co., remaining wells are operated by three additional companies

–	Average annual decline rate for these reserves estimated at 7 to 8 percent over 10 years

Financial Highlights

–	Acquisition is expected to be immediately accretive to distributable cash flow per unit, beginning April 1, 2008.

–	Net daily production forecast

¡	2008 estimate (based on April 1, 2008 to Dec. 31, 2008) – 1,100 to 1,150 MMcfe

¡	2009 estimate – 1,100 to 1,150 MMcfe

–	Adjusted EBITDA impact

¡	2008 estimate (based on April 1, 2008 to Dec. 31, 2008)—$8.5 to $8.9 million

¡	2009 estimate—$8.5 to $8.9 million

–	Projected maintenance capital expenditures of $2.0 to $2.5 million for 2008 (based on April 1, 2008 to Dec. 31, 2008). Production declines in the Woodford Shale asset should be offset by increased production from capital expenditures in the Cherokee Basin.

–	Cash flow stability expected to be achieved by hedging through 2011. Hedges were implemented at acquisition announcement using a credit guarantee from the company’s sponsor, Constellation Energy.

–	Funding cost (cost of debt) at the time of the transaction is a floating rate of less than 5 percent per annum.

Portfolio Impact

–	Management expects to recommend to the board of managers maintaining a cash distribution of $0.5625 per outstanding common unit and Class A unit for the quarter ended March 31, 2008, or $2.25 per unit on an annualized basis. The distribution level is anticipated as a result of the impacts of drilling delays encountered during 2007 associated with weather and integration delays in the Cherokee Basin and pending the outcome of the arbitration relating to the termination of the Torch Energy Royalty Trust. Management will continue to evaluate distribution levels on a quarterly basis taking into consideration overall portfolio performance, acquisition integration and market outlook. All changes in distributions are subject to approval by the company’s board of managers.

–	Portfolio reserve life decreases by one year to approximately 17 years with the addition of the Woodford asset.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; accretion of asset retirement obligation; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives.

Adjusted EBITDA is used by management to indicate (prior to the establishment of any cash reserves by our board of managers) the cash distributions we expect to pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Constellation Energy Partners LLC (www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

On Feb. 20, 2008, the Company entered into natural gas swaps with BNP Paribas and Societe Generale. These derivatives were primarily fixed-price swaps for Centerpoint Energy Gas Transmission, East Index. Effective March 31, 2008, the derivatives were designated as cash flow hedges.

The positions are as follows:

	For the quarter ended (in MMBtu)
	March 31,		June 30,		Sept 30,		Dec 31,		Total
	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $	Volume	Weighted Average $
2008	120,000	$8.293	400,000	$8.357	360,000	$8.293	360,000	$8.293	1,240,000	$8.313
2009	225,000	$8.113	227,500	$8.113	230,000	$8.113	230,000	$8.113	912,500	$8.113
2010	180,000	$7.908	180,000	$7.908	180,000	$7.908	180,000	$7.908	720,000	$7.908
2011	180,000	$7.928	180,000	$7.928	180,000	$7.928	180,000	$7.928	720,000	$7.928

									3,592,500

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